Exhibit 99.1

             Innovex Names Townsend H. Porter to Board of Directors

     MAPLE PLAIN, Minn.--(BUSINESS WIRE)--Jan. 24, 2005--Innovex, Inc. (Nasdaq:INVX) today announced the addition of Townsend H. Porter, 58, to the company's Board of Directors. Mr. Porter retired in June, 2003 as Executive Vice President and Chief Technology Officer of Seagate Technology, a worldwide leader in the design, manufacturing and marketing of hard disc drives with revenues exceeding $6 billion.
     "We are delighted to welcome a technology executive of Tom's caliber to Innovex's Board," stated William P. Murnane, Innovex's President and Chief Executive Officer. "Tom's broad technology and management experience will enhance our ability to develop world class technology and bring industry leading processes and products to market faster. We are very pleased and privileged to have him join our Board of Directors."
     Mr. Porter joined Seagate in 1997 as Chief Technology Officer, Storage Products Group. In September 1997, he was promoted to Executive Vice President and he served as Seagate's Chief Technical Officer through June 27, 2003. Before joining Seagate, Mr. Porter was Vice President of Research and Development, Enterprise Storage Group at Western Digital from November 1994 to May 1997. From 1968 to 1994, Mr. Porter held engineering, program management and executive positions at IBM.
     Porter holds a Bachelor of Science degree in electrical engineering from Michigan Technological University.
     Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.
     Except for historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies and other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission.


     CONTACT: Innovex, Inc., Maple Plain
              Tom Paulson, 763-479-5300
              or
              Doug Keller, 763-479-5300
              Facsimile: 763-479-5395
              Internet: http://www.innovexinc.com